ADVISORS PREFERRED TRUST

RULE 18f-3 MULTIPLE CLASS PLAN

This Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "Act"), by Advisors Preferred Trust (the "Trust") on behalf of each series of the Trust that has multiple classes of shares (each a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of the shareholders of each class of each Fund and the shareholders of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.      General Description of Classes. Each class of shares of a Fund shall represent interests in the same portfolio of investments of such Fund, shall have no exchange privileges or conversion features within that Fund unless an exchange or conversion feature is described in the Fund's Prospectus, and shall be identical in all respects, except that, as provided for in such Fund's Prospectus, each class shall differ with respect to: (i) Rule 12b-1 Plans that may be adopted with respect to the class; (ii) distribution and related services and expenses; (iii) differences relating to sales loads, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares. The classes of shares designated by each Fund are set forth in Exhibit A.

2.      Allocation of Income and Class Expenses.

a)    Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

i.	expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

ii.	the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:

a.	asset-based distribution, account maintenance and shareholder service fees;
b.	extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class; and
c.	such other expenses as the Trustees determine were incurred by a specific class and are appropriately paid by that class.

iii.	Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to this Section, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

b)    Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3.      Voting Rights. Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

4.      Exchanges. Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same class at their respective net asset values, provided said Funds are advised by the same adviser and such exchange privilege is described in each relevant Fund's prospectus.

5.      Class Designation. Subject to the approval by the Trustees of the Trust, each Fund may alter the nomenclature for the designations of one or more of its classes of shares.

6.      Additional Information. This Plan is qualified by and subject to the terms of each Fund's then current Prospectus for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan. Each Fund's Prospectus contains additional information about each class of shares of such Fund and any multiple class structure of such Fund.

7.      Effective Date. This Plan is effective on April 9, 2013, provided that this Plan shall not become effective with respect to a Fund or a class of shares of a Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act). This Plan may be terminated or amended at any time with respect to a Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

8.      Miscellaneous. Any reference in this Plan to information in a Fund's Prospectus shall mean information in such Fund's Prospectus, as the same may be amended or supplemented from time to time, or in such Fund's Statement of Additional Information, as the same may be amended or supplemented from time to time.

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ADVISORS PREFERRED TRUST

Rule 18f-3 Multi-Class Plan

APPENDIX A

Funds and Classes

Fund Name	Class of Shares	Features [1]
		12b-1 Plan [2]	Front-End Sales Charge [3]	Contingent Deferred Sales Charge [3]
OnTrack Core Fund	Investor
	Advisor	X

Spectrum Low Volatility Fund	Investor
	Advisor*	X

Hundredfold Select Alternative Fund	Service Class	X
Investor Class

The Gold Bullion Strategy Fund	Investor	X
	Class A*	X	X
	Advisor Class (previously Class C)	X

Quantified Managed Income Fund	Investor	X
	Advisor Class (previously Class C)	X

Quantified Market Leaders Fund	Investor	X
	Advisor Class (previously Class C)	X

Quantified Alternative Investment Fund	Investor	X
	Advisor Class (previously Class C)	X

Quantified STF Fund	Investor	X
	Advisor	X

Quantified Tactical Fixed Income Fund	Investor Class	X
	Advisor Class	X

Quantified Evolution Plus Fund	Investor Class	X
	Advisor Class	X

Quantified Common Ground Fund	Investor Class	X
	Advisor Class	X

Quantified Pattern Recognition Fund	Investor Class	X
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	Advisor Class	X

Quantified Tactical Sectors Fund*	Investor Class	X
	Advisor Class	X

Quantified Government Income Tactical Fund*	Investor Class	X
	Advisor Class	X

Quantified Rising Dividend Tactical Fund*	Investor Class	X
	Advisor Class	X

Kensington Managed Income Fund	Institutional Class
	Class A	X	X
	Class C	X		X

Kensington Dynamic Growth Fund	Institutional Class
	Class A	X	X
	Class C	X		X

BCM Decathlon Conservative Fund*	Institutional Class
	Class A	X	X

BCM Decathlon Moderate Fund*	Institutional Class
	Class A	X	X

BCM Decathlon Growth Fund*	Institutional Class
	Class A	X	X

*	Fund or share class has not commenced operations as of the date listed below.
(1)	The features and expenses of each share class are described in further detail in the respective Fund's Prospectus.
(2)	The distribution and shareholder servicing expenses of a share class are provided for in the Fund's respective 12b-1 Plan.
(3)	The sales charges associated with a share class are described further in the respective Fund's Prospectus.

Note:	The Gold Bullion Strategy Portfolio, Spectrum Advisors Preferred Fund, and Spectrum Unconstrained Fund do not have multiple classes and are not required to be included in the Plan.

Plan as of 2-23-21

4829-8651-3559.3

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